Exhibit (a)(3)

State of Delaware Secretary of State Division of Corporations Delivered 04:20 PM 06/29/2023 FILED 04:20 PM 06/29n023 SR 20232893783 - File Number 5820966

STATE o/DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE o/TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment.

1.	Name of Statutory Trust: MVP Private Markets Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the trust is: FS MVP Private Markets Fund
[set forth amendment(s)]

3.  (Please complete with either upon filing or it may be a.future effective date that is within 90 days of the filing date). This Certificate of Amendment shall be effective on July 3, 2023.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 29th day of June, 2023 A.D.

By:	/s/ Brooks Lindberg
Trustee

Name:	Brooks Lindberg
Typed or Printed